UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC.
(Name of Registrant as Specified In Its Charter)

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Brookfield DTLA Fund Office Trust Investor Inc. (the "Company") filed a definitive information statement with the Securities and Exchange Commission on September 22, 2017 (the "Definitive Information Statement"), in connection with the 2017 Annual Meeting of Stockholders that was scheduled to be held on October 17, 2017 at 11:00 a.m. (New York time) at 250 Vesey Street, New York, NY 10281(the "Annual Meeting").

The following information amends and supplements information in the Definitive Information Statement.

Postponement of the Annual Meeting

On September 20, 2017, in accordance with Section 6 of the Articles Supplementary of the Company classifying and designating the Series A Preferred Stock (the "Articles Supplementary"), Bulldog Investors, LLC ("Bulldog") sent a written request to the Company for the calling of a special meeting (the "Special Meeting") in order to elect two Series A Preferred Directors (the "Preferred Directors"). The Company subsequently determined that, to minimize costs and the distraction of management's time, the Annual Meeting and Special Meeting should be held on the same day.  Accordingly, the Company has postponed the Annual Meeting from the originally scheduled date of October 17, 2017 until November 10, 2017 at 11:30 a.m. (New York time).  The meeting will be held at 250 Vesey Street, New York, NY 10281. Due to security precautions in the building where the meeting is being held, the Company advises that if a shareholder plans on attending the meeting that such shareholder notifies the Company two business days in advance at 1-855-212-8243 or bpy.enquiries@brookfield.com so that the Company may make arrangements for timely admission.

Other Information

The Definitive Information Statement stated that the Company's transfer agent would act as inspector of elections at the Annual Meeting for a fee of approximately $1,000. Instead, a representative of Broadridge Financial Solutions Inc. will act as inspector of elections at both the Annual Meeting and the Special Meeting for a fee of approximately $1,500 for each of the Annual Meeting and Special Meeting.